Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

Form F-3

(Form Type)

Brookfield Business Corporation

Brookfield Business Partners L.P.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule or Instruction	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
	Newly Registered Securities
Fees to Be Paid	Equity	Class A Exchangeable Subordinate Voting Shares of Brookfield Business Corporation	457(o)	(1)(2)	(1)	$1,500,000,000	0.00011020	$165,300(3)
	Equity	Class A Exchangeable Subordinate Voting shares of Brookfield Business Corporation to be offered for resale by selling securityholders	457(c)	47,244,876(2)	$19.035(4)	$899,306,215	0.00011020	$99,104(4)
	Equity	Limited Partnership Units of Brookfield Business Partners L.P.	457(i)	(5)(6)	(5)	— (8)	N/A	— (8)
	Equity	Limited Partnership Units of Brookfield Business Partners L.P.	457(i)	47,244,876(6)(7)	(7)	— (8)	N/A	— (8)
Fees Previously Paid	–	–	–	–	–	–		–
Carry Forward Securities
Carry Forward Securities	–	–	–	–		–			–	–	–	–
		Total Offering Amounts				$2,399,306,215(3)(4)		$264,404
		Total Fees Previously Paid						—
		Total Fee Offsets						—
		Net Fee Due						$264,404

(1)    Represents an aggregate of $1,500,000,000 class A exchangeable subordinate voting shares (“exchangeable shares”) of Brookfield Business Corporation (our “company”), as may from time to time be issued at indeterminate prices in primary offerings.

(2)    Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional exchangeable shares as may be issuable as a result of stock splits, stock dividends or similar transactions.

(3)    Calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(4)    Calculated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the exchangeable shares on the New York Stock Exchange on July 3, 2023 of $19.37 and $18.70.

(5)    Represents up to $1,500,000,000 of non-voting limited partnership units (“LP units”) of Brookfield Business Partners L.P. (the “Partnership”) to be issued by the Partnership or to be delivered by our company or Brookfield Corporation, in each case in connection with the exchange, redemption or acquisition, as applicable, from time to time, of exchangeable shares offered or sold hereunder in primary offerings (as described in footnote (1) above).

(6)    Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional LP units as may be issuable as a result of stock splits, stock dividends or similar transactions.

(7)     Represents 47,244,876 LP units to be issued by the Partnership or to be delivered by our company or Brookfield Corporation, in each case in connection with the exchange, redemption or acquisition, as applicable, from time to time, of exchangeable shares offered for resale at indeterminate prices by selling securityholders hereunder.

(8)    No separate registration fee is payable pursuant to Rule 457(i) under the Securities Act of 1933, as amended.